Exhibit 99.1


FOR IMMEDIATE RELEASE                Contact:   William C. McCartney
---------------------                           Chief Financial Officer

                                                Telephone: (978) 688-1811
                                                Fax:       (978) 688-2976

           WATTS WATER TECHNOLOGIES REPORTS THIRD QUARTER 2005 RESULTS

      North Andover, MA. October 31, 2005. Watts Water Technologies, Inc. (NYSE Symbol "WTS") today announced results for the third quarter ended October 2, 2005. Sales for the third quarter ended October 2, 2005 were $232,729,000, an increase of $22,539,000, or 11%, from the third quarter last year. Net income for the third quarter ended October 2, 2005 was $13,368,000, or $0.40 per share, which includes a loss from discontinued operations of $71,000, versus net income of $13,705,000, or $0.42 per share, which included a loss from discontinued operations of $130,000 for the third quarter last year. Income from continuing operations for the third quarter ended October 2, 2005 decreased $396,000, or 3%, to $13,439,000, or $0.41 per share, compared to income from continuing operations for the third quarter last year of $13,835,000, or $0.42 per share.

      Costs incurred for our manufacturing restructuring plan, net of tax, in the third quarters of 2005 and 2004 were $655,000, or $0.02 per share, and $349,000, or $0.01 per share, respectively.

      Sales for the nine months ended October 2, 2005 were $679,939,000, an increase of $76,787,000, or 13%, from the same period last year. Net income for the nine months ended October 2, 2005 was $39,639,000, or $1.20 per share, which includes a loss from discontinued operations of $185,000, versus net income of $38,659,000, or $1.18 per share, which included a loss of $230,000 from discontinued operations for the same period last year. Income from continuing operations increased $935,000, or 2%, for the nine months ended October 2, 2005, to $39,824,000, or $1.21 per share, compared to income from continuing operations for the same period last year of $38,889,000, or $1.19 per share.

      Costs incurred for our manufacturing restructuring plans, net of tax, in the nine months of 2005 and 2004 were $1,392,000, or $0.04 per share, and $1,417,000, or $0.04 per share, respectively.

      Patrick S. O'Keefe, Chief Executive Officer, commented, "Our overall increase in sales for the third quarter as compared to last year was achieved by internal growth and contributions from acquired companies. Changes in net foreign exchange had a minimal positive effect on sales. Our internal growth contributed $11,845,000 of the increase in sales in the third quarter ended

October 2, 2005. Acquisitions contributed sales of $10,473,000 for the third quarter. This acquired growth was attributable to the July 2005 acquisitions of the water connecter business of Donald E. Savard Company and Microflex N.V., the June 2005 acquisition of the water softener business of Alamo Water Refiners, Inc., the May 2005 acquisition of Electro Controls Ltd., and the January 2005 acquisitions of HF Scientific, Inc. and Sea Tech, Inc."

      "Our North American segment increased sales for the third quarter ended October 2, 2005 by 14% to $160,029,000 compared to $140,403,000 last year. This increase in North American sales was achieved through internal sales growth of $11,757,000, the inclusion of sales from the acquisitions of the water connecter business of Donald E. Savard Company, the water softener business of Alamo Water Refiners, Inc., HF Scientific, Inc. and Sea Tech, Inc. totaling $6,924,000, and $945,000 due to favorable foreign exchange rates associated with the strengthening of the Canadian dollar versus the U.S. dollar."

      "Internal sales growth in the North American wholesale market for the third quarter ended October 2, 2005 increased 8% as compared to the third quarter last year. This increase was led by increased sales of backflow prevention units, as well as strength in our plumbing and under-floor radiant heating product lines. Our internal sales growth in the North American home improvement retail market increased 13% for the third quarter ended October 2, 2005 over last year. This increase was primarily due to the new product introduction of FloodSafeTM connectors."

      "We derived 28% of our total sales for the third quarter ended October 2, 2005 from Europe compared to 30% last year. Sales in Europe for the third quarter ended October 2, 2005 increased $3,168,000, or 5%, to $65,554,000, compared to last year. This increase is due to the inclusion of the acquired sales of Microflex N.V. and Electro Controls Ltd. totaling $3,549,000, internal sales growth of $495,000 offset by $876,000 of unfavorable foreign exchange associated with the weakening of the euro versus the U.S. dollar. We experienced increased market share gains in Germany due to increased marketing and sales efforts and increased sales into the Eastern European wholesale market, offset by decreased sales in the OEM market primarily due to the weak economic environments."

      "Sales in China decreased $255,000 to $7,146,000 for the quarter ended October 2, 2005 from $7,401,000 last year. Sales into the Chinese domestic market increased offset by a decrease in the Chinese export market which is now handled by our U.S. subsidiaries. Our China segment experienced favorable foreign exchange rates associated with the strengthening of the yuan versus the U.S. dollar."

      "Operating income for the quarter ended October 2, 2005 remained relatively flat at $22,905,000 as compared to $22,890,000 last year. This is primarily attributable to the increased costs of our raw materials. We have experienced significant increases in costs of raw materials since June 2004, and copper and oil prices remain at historic levels. We were not able to completely recover these increased costs through reduced manufacturing costs or increased selling prices in the North American market. Additionally, the economies in our main European countries of Germany, Italy and France continued to be weak. These factors are offset by the contribution of operating income from our acquired companies and increased profits in China due to increased capacity utilization and low cost sourcing."

      "We are continuing with the consolidation of our manufacturing plants in North America and Europe while continuing to expand our manufacturing capacity in China and other areas of the world in an effort to lower our cost of manufacturing. For the third quarter ended October 2, 2005 we recorded a pre-tax charge of approximately $995,000, which was comprised of $991,000 recorded in cost of sales primarily for accelerated depreciation for both the expected closure of a U.S. manufacturing plant and a reduction in the estimated useful lives of certain manufacturing equipment and $4,000 recorded in selling, general and administrative expenses for severance costs related to European restructuring. This compares to $567,000 recorded in cost of goods sold last year for accelerated depreciation for both the expected closure of a U.S. manufacturing plant and a reduction in the estimated useful lives of certain manufacturing equipment."

      On July 8, 2005, the Company acquired the water connector business of the Donald E. Savard Company located in San Gabriel, California. The acquisition of the water connector business of Savard is consistent with the Company's theme of water conservation, safety and control. This acquisition allows the Company to expand its presence in one of its leading product lines with a brand name that is well known to the plumbing wholesale market. Savard has annual revenues of approximately $6 million.

      On July 5, 2005, the Company acquired 100% of the outstanding stock of Microflex N.V., located in Rotselaar, Belgium. Microflex produces and distributes flexible, pre-insulated, waterproof PEX pipes for hot and cold water transport, as well as a range of accessory products including couplings, caps, and insulation kits in the HVAC and water protection markets. Microflex has annual revenues of $8.5 million.

      Watts Water Technologies, Inc. will hold a live web cast of its conference call to discuss third quarter results for 2005 on Tuesday, November 1, 2005, at 3:00 p.m. Eastern Time. The press release and the live web cast can be accessed by visiting the Investors section of the Company's website at www.wattswater.com. Following the web cast, an archived version of the call will be available at the same address until November 1, 2006.

      Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

      This Press Release includes statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Watts Water Technologies' current views about future results of operations and other forward-looking information. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because Watts' actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the following: shortages in and pricing of raw materials and supplies including price increases by suppliers of raw materials and the Company's ability to pass these costs on to customers or to absorb these costs by reducing manufacturing costs, loss of market share through competition, introduction of competing products by other companies, pressure on prices from competitors, suppliers, and/or customers, costs associated with efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002, identification and disclosure of material weaknesses in our internal controls over financial reporting, failure to expand our markets through acquisitions, failure or delay in developing new products, lack of acceptance of new products, failure to manufacture products that meet required performance and safety standards, foreign exchange rate fluctuations, cyclicality of industries, such as plumbing and heating wholesalers and home improvement retailers, in which the Company markets certain of its products, economic factors, such as the levels of housing starts and remodeling, impacting the markets where the Company's products are sold, manufactured, or marketed, environmental compliance costs, product liability risks, the results and timing of the Company's manufacturing restructuring plan, changes in the status of current litigation, including the James Jones case, and other risks and uncertainties discussed under the heading "Certain Factors Affecting Future Results" in the Watts Water Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities Exchange Commission and other reports Watts files from time to time with the Securities and Exchange Commission. Watts does not intend to, and undertakes no duty to, update the information contained in this Press Release.

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per share information)
                                  (Unaudited)

                                                Third Quarter Ended                Nine Months Ended
                                           ------------------------------    ------------------------------
                                             October 2,      September 26,     October 2,      September 26,
                                               2005              2004            2005              2004
                                           -------------    -------------    -------------    -------------
STATEMENTS OF INCOME

Net sales                                  $     232,729    $     210,190    $     679,939    $     603,152

Income from continuing operations          $      13,439    $      13,835    $      39,824    $      38,889
Loss from discontinued operations                    (71)            (130)            (185)            (230)
                                           -------------    -------------    -------------    -------------
Net income                                 $      13,368    $      13,705    $      39,639    $      38,659
                                           =============    =============    =============    =============


DILUTED EARNINGS PER SHARE

Weighted Average Number of Common
Shares & Equivalents                              33,062           32,792           33,006           32,673

Earnings per Share:
     Continuing operations                 $        0.41    $        0.42    $        1.21    $        1.19
     Discontinued operations                          --               --            (0.01)           (0.01)
                                           -------------    -------------    -------------    -------------
     Net income                            $        0.40    $        0.42    $        1.20    $        1.18
                                           =============    =============    =============    =============


Cash dividends per share                   $        0.08    $        0.07    $        0.24    $        0.21

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                (Amounts in thousands, except share information)
                                   (Unaudited)

                                                                                   October 2,       December 31,
                                                                                     2005               2004
                                                                                 -------------     -------------
ASSETS
CURRENT ASSETS:
     Cash and cash equivalents ..............................................    $      56,876     $      65,913
     Investment securities ..................................................               --            26,600
     Trade accounts receivable, less allowance for doubtful accounts of
        $8,690 at October 2, 2005 and $7,551 at December 31, 2004 ...........          171,802           150,073
     Inventories, net:
        Raw materials .......................................................           74,162            61,250
        Work in process .....................................................           27,013            28,020
        Finished goods ......................................................          121,313           113,774
                                                                                 -------------     -------------
           Total Inventories ................................................          222,488           203,044
     Prepaid expenses and other assets ......................................           17,936            14,359
     Deferred income taxes ..................................................           28,265            27,463
     Assets of discontinued operations ......................................            9,480            10,227
                                                                                 -------------     -------------
        Total Current Assets ................................................          506,847           497,679
                                                                                 -------------     -------------
PROPERTY, PLANT AND EQUIPMENT:
     Property, plant and equipment, at cost .................................          306,421           321,655
     Accumulated depreciation ...............................................         (160,581)         (170,966)
                                                                                 -------------     -------------
        Property, plant and equipment, net ..................................          145,840           150,689
                                                                                 -------------     -------------
OTHER ASSETS:
     Goodwill ...............................................................          240,756           226,178
     Other ..................................................................           60,075            49,702
                                                                                 -------------     -------------
TOTAL ASSETS ................................................................    $     953,518     $     924,248
                                                                                 =============     =============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable .......................................................    $      75,614     $      73,606
     Accrued expenses and other liabilities .................................           68,959            64,604
     Accrued compensation and benefits ......................................           30,715            29,679
     Current portion of long-term debt ......................................            6,043             4,981
     Liabilities of discontinued operations .................................           22,914            24,303
                                                                                 -------------     -------------
        Total Current Liabilities ...........................................          204,245           197,173
                                                                                 -------------     -------------
LONG-TERM DEBT, NET OF CURRENT PORTION ......................................          185,081           180,562
DEFERRED INCOME TAXES .......................................................           21,971            19,578
OTHER NONCURRENT LIABILITIES ................................................           24,407            26,632
MINORITY INTEREST ...........................................................            7,715             7,515
STOCKHOLDERS' EQUITY:
     Preferred Stock, $.10 par value; 5,000,000 shares authorized;
        no shares issued or outstanding .....................................               --                --
     Class A Common Stock, $.10 par value; 80,000,000 shares authorized;
        1 vote per share; issued and outstanding: 25,189,164 shares at
        October 2, 2005 and 25,049,338 shares at December 31, 2004 ..........            2,519             2,505
     Class B Common Stock, $.10 par value; 25,000,000 shares authorized;
        10 votes per share; issued and outstanding: 7,343,880 shares at
        October 2, 2005 and at December 31, 2004 ............................              734               734
     Additional paid-in capital .............................................          143,517           140,172
     Retained earnings ......................................................          355,956           324,145
     Deferred compensation ..................................................           (1,935)           (1,386)
     Accumulated other comprehensive income .................................            9,308            26,618
                                                                                 -------------     -------------
        Total Stockholders' Equity ..........................................          510,099           492,788
                                                                                 -------------     -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..................................    $     953,518     $     924,248
                                                                                 =============     =============

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per share information)
                                   (Unaudited)

                                                                   Third Quarter Ended              Nine Months Ended
                                                              -----------------------------   ----------------------------
                                                               October 2,     September 26,    October 2,     September 26,
                                                                  2005             2004           2005            2004
                                                              ------------    ------------    ------------    ------------
Net sales .................................................   $    232,729    $    210,190    $    679,939    $    603,152
Cost of goods sold ........................................        152,916         135,822         441,565         388,245
                                                              ------------    ------------    ------------    ------------
     GROSS PROFIT .........................................         79,813          74,368         238,374         214,907
Selling, general & administrative expenses ................         56,908          51,478         169,958         147,532
                                                              ------------    ------------    ------------    ------------
     OPERATING INCOME .....................................         22,905          22,890          68,416          67,375
                                                              ------------    ------------    ------------    ------------
Other (income) expense:
     Interest income ......................................           (243)           (229)           (881)           (792)
     Interest expense .....................................          2,579           2,628           7,667           7,930
     Minority interest ....................................            106             380             243             895
     Other ................................................           (369)           (239)           (546)           (495)
                                                              ------------    ------------    ------------    ------------
                                                                     2,073           2,540           6,483           7,538
                                                              ------------    ------------    ------------    ------------
      INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES         20,832          20,350          61,933          59,837
Provision for income taxes ................................          7,393           6,515          22,109          20,948
                                                              ------------    ------------    ------------    ------------
     INCOME  FROM CONTINUING OPERATIONS ...................         13,439          13,835          39,824          38,889
Loss from discontinued operations, net of taxes ...........            (71)           (130)           (185)           (230)
                                                              ------------    ------------    ------------    ------------
     NET INCOME ...........................................   $     13,368    $     13,705    $     39,639    $     38,659
                                                              ============    ============    ============    ============
BASIC EPS Income (loss) per share:
     Continuing operations ................................   $       0.41    $       0.43    $       1.23    $       1.21
     Discontinued operations ..............................             --           (0.01)          (0.01)          (0.01)
                                                              ------------    ------------    ------------    ------------
     NET INCOME ...........................................   $       0.41    $       0.42    $       1.22    $       1.20
                                                              ============    ============    ============    ============
Weighted average number of shares .........................         32,525          32,320          32,470          32,242
                                                              ============    ============    ============    ============
DILUTED EPS Income (loss) per share:
     Continuing operations ................................   $       0.41    $       0.42    $       1.21    $       1.19
     Discontinued operations ..............................             --              --           (0.01)          (0.01)
                                                              ------------    ------------    ------------    ------------
     NET INCOME ...........................................   $       0.40    $       0.42    $       1.20    $       1.18
                                                              ============    ============    ============    ============
Weighted average number of shares .........................         33,062          32,792          33,006          32,673
                                                              ============    ============    ============    ============
      Dividends per share .................................   $       0.08    $       0.07    $       0.24    $       0.21
                                                              ============    ============    ============    ============

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
                               SEGMENT INFORMATION
                             (Amounts in thousands)
                                   (Unaudited)

                                    Net Sales

                    Third Quarter Ended              Nine Months Ended
                ----------------------------    ----------------------------
                 October 2,    September 26,     October 2,    September 26,
                    2005            2004            2005            2004
                ------------    ------------    ------------    ------------

North America   $    160,029    $    140,403         464,622         400,167
Europe                65,554          62,386         195,624         183,400
China                  7,146           7,401          19,693          19,585
                ------------    ------------    ------------    ------------
Total           $    232,729    $    210,190         679,939         603,152
                ============    ============    ============    ============

                                Operating Income

                    Third Quarter Ended              Nine Months Ended
                ----------------------------    ----------------------------
                 October 2,    September 26,     October 2,    September 26,
                    2005            2004            2005            2004
                ------------    ------------    ------------    ------------

North America   $     17,829    $     18,565          55,352          54,800
Europe                 7,854           8,023          23,299          23,460
China                  1,433           1,277           2,550           1,276
Corporate             (4,211)         (4,975)        (12,785)        (12,161)
                ------------    ------------    ------------    ------------
Total           $     22,905    $     22,890          68,416          67,375
                ============    ============    ============    ============